Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 21, 2005 relating to the financial statements which appears in Retalix's Annual Report on Form 20-F for the year ended December 31, 2004. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/S/ Kesselman & Kesselman

Tel Aviv, Israel
May 31, 2005